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                                                              Exhibit 99b.(h)(5)

                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                           DATED AS OF JANUARY 1, 2003
                              BETWEEN LAUDUS TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.
                          AS AMENDED MARCH 30, 2004

Portfolios:    This Agreement shall apply to all Portfolios of Laudus Trust, either now or hereafter created (collectively, the "Portfolios").
               The current portfolios of the Trust are set forth below:

                    Laudus Rosenberg U.S. Small Capitalization Fund
                    Laudus Rosenberg International Small Capitalization Fund Laudus Rosenberg Value Long/Short Equity Fund
                    Laudus Rosenberg U.S. Long/Short Equity Fund
                    Laudus Rosenberg U.S. Large Capitalization Growth Fund Laudus Rosenberg International Equity Fund
                    Laudus Rosenberg Global Long/Short Equity Fund
                    Laudus Rosenberg U.S. Discovery Fund
                    Laudus Rosenberg U.S. Large/Mid Capitalization Long/Short Equity Fund
                    Laudus Rosenberg U.S. Large Capitalization Fund
                    Laudus Rosenberg European Fund
                    Laudus Rosenberg U.S. Large Capitalization Value Fund

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

                    From $0 - $25 million in assets                   0.00bps

                    From $25 million - $500 million                   9.00bps on the increment

                    From $500 million - $1 billion                    7.00bps on the increment

                    above $1 billion                                  4.00bps on the increment

               The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

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               For purposes of determining the fees payable to the
               Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the Trust's Amended and Restate Agreement and Declaration of Trust or, if not contained therein, in the Prospectus or Statement of Additional Information respecting that Portfolio as from time to time in effect for the computation of the value of such net assets in connection with the determination of the liquidating value of the shares of such Portfolio.

               The parties hereby confirm that the fees payable hereunder shall be applied to the aggregate assets of the Trust as a whole, and not separately to each Portfolio.

Term: The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date first written above and ending on September 30, 2005. This Agreement shall be renewed automatically for successive periods of three years after the Initial Term, unless written notice of nonrenewal is provided by either party not less than 90 days prior to the end of the then-current term. In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach. In the event the breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

               Nothwithstanding the foregoing, after any termination for so long as the Administrator, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's reasonable cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

               The Service Standards set forth in Schedule B hereof are not intended and shall not be construed to impair, limit or affect in any way the Trust's right to terminate this Agreement for material breach as set forth above.